UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 14, 2015

SM Energy Company

(Exact name of registrant as specified in its charter)

Delaware	001-31539	41-0518430
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1775 Sherman Street, Suite 1200, Denver, Colorado (Address of principal executive offices)	80203 (Zip Code)

Registrant’s telephone number, including area code: (303) 861-8140

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 14, 2015, SM Energy Company (the “Company”) entered into Change of Control Executive Severance Agreements with its named executive officers (the “Agreements”).  The Agreements are effective January 1, 2016, and the previously disclosed existing change of control agreements (the “Existing Agreements”) with the named executive officers will expire on December 31, 2015.  The terms of the Agreements are substantially the same as the Existing Agreements, except the Agreements provide that if a Change of Control (as defined in the Agreements) occurs and within two and a half years of that event, the executive’s employment is terminated by the Company for any reason other than cause or disability, or the executive leaves for certain specified reasons, then the Company will make the following payments to the executive: (a) all compensation accrued but not paid prior to the termination; (b) a lump sum amount equal to 200% of the executive’s base salary and target short-term incentive plan cash bonus; (c) a lump sum amount equal to the executive’s pro rata target short-term incentive plan cash bonus for the year in which employment is terminated; and (d) a lump sum amount equal to 24 multiplied by the Company’s then monthly contribution for medical, dental, and vision insurance on behalf of the executive and his or her family.

The foregoing description of the Agreements does not purport to be complete and is qualified in its entirety by reference to the Form of Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Form of Change of Control Executive Severance Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SM ENERGY COMPANY

Date:	October 19, 2015	By:	/s/ DAVID W. COPELAND
David W. Copeland
Executive Vice President, General Counsel and Corporate Secretary